Exhibit 99.1

Simclar Inc. Announces Intent to Voluntarily Delist and Deregister its Common Shares
Tuesday, December 9, 2008

Simclar, Inc. (NasdaqCM:SIMC - News), a multi-plant electronics contract manufacturer, announced today that it has notified the Nasdaq Stock Market of its intent to voluntarily delist its common shares from the Nasdaq Capital Market, and that it intends to voluntarily deregister its common shares under the Securities Exchange Act of 1934 and cease filing reports with the Securities and Exchange Commission.

The Company recently regained compliance with Nasdaq continued listing requirements when it filed its Forms 10-Q for the quarters ending June 30 and September 30, 2008, following an earlier delay in the filing of its second quarter 2008 Form 10-Q.  However, the Company’s efforts to regain compliance with its SEC reporting obligations and Nasdaq listing requirements, along with its ongoing cost reduction efforts, prompted it to reconsider the relative costs and benefits of its remaining as a listed company.  The Company, which is a 73.4% owned subsidiary of Simclar Group Limited, a private UK company, incurs substantial costs on an annual basis as a consequence of its Nasdaq listing and compliance with SEC reporting requirements, including legal, accounting and other professional fees, while realizing only intangible benefits.  The Company has fewer than 300 record holders of its common shares, and therefore is eligible to deregister its common shares under the Securities Exchange Act of 1934 and exit the SEC’s periodic reporting system.  The Company’s common shares are thinly traded and the Company’s board of directors has concluded that the benefits of having its common shares listed and registered outweigh the substantial costs.  Management believes that the cost reductions inherent in delisting and deregistering its shares will benefit the Company, its shareholders, customers and suppliers, and ultimately will serve to maximize the value of the Company.

The Company expects that it will file with the SEC a Form 25 relating to the delisting of its common shares on or about December 19, 2008, with the delisting of its common shares taking effect ten days thereafter.  Accordingly, the Company expects that the last day of trading of its common shares on the Nasdaq Capital Market will be on or about December 29, 2008.

On the effective date of the delisting, the Company plans to file a Form 15 to deregister its common shares under Section 12(g) of the Securities Exchange Act, which it is eligible to do because there are fewer than 300 record holders of its common shares. Upon filing of the Form 15, the Company’s obligation to file periodic reports with the SEC, including Forms 10-K, 10-Q and 8-K, will be immediately suspended.  The Company expects that the deregistration of its common shares will become effective 90 days after the filing of the Form 15 with the SEC.

The Company intends to continue reporting to its shareholders as required by Florida law and the Company’s bylaws.  The Company anticipates that following delisting its common shares will be quoted on the Pink Sheets®, a centralized electronic quotation service for over-the-counter securities, so long as market makers demonstrate an interest in trading in the Company’s common shares.  However, the Company can provide no assurance that trading in its stock will continue in the Pink Sheets or in any other forum.

Visit Simclar, Inc. at its website, http://www.simclar.com for more information about the Company.

Contact:
Simclar, Inc., Hialeah
Stephen P. Donnelly (937) 220-9777 ext. 147